EMPLOYMENT AGREEMENT dated July 27, 2001 ("Agreement"), among
Industri-Matematik International Corp., a Delaware corporation ("IMIC"), Industri-Matematik American Operations, Inc., a Delaware corporation ("Company"), and Stephen J. D'Angelo ("Executive").

          BACKGROUND.

          A. IMIC (the Company's parent) and the Company desire to have the benefit of the Executive's knowledge and experience in the business of IMIC, the Company, and IMIC's other subsidiaries (IMIC, the Company, and the other IMIC subsidiaries collectively, "IMI Group").

          B. The Executive desires to be employed by IMIC and the Company and to render services to the IMI Group upon the terms and con-ditions set forth in this Agreement.

          IT IS AGREED:

          1.     Employment.

               1.1. Duties and Responsibilities. IMIC and the Company hereby employ the Executive and the Executive hereby accepts employment with the IMI Group. During the Employment Term (as defined in Section 1.3), the Executive shall serve as President-Americas of the IMI Group.
The Executive shall perform all duties and accept all executive and managerial responsibilities incidental to such position or as may be reasonably assigned to the Executive by the IMIC Chief Executive Officer ("CEO") and/or Board of Directors ("Board") and the Executive shall cooperate fully with other executive employees of the IMI Group. The Executive shall report directly to the IMIC CEO and, if requested, to the Board.. The precise duties, responsibilities, and authority of the Executive may be expanded or modified, from time to time, at the discretion of the IMIC CEO and/or Board consistent with the Executive's position.

               1.2.     Extent and Place of Service.

                    1.2.A. During the Employment Term, the Executive shall (i) use his best efforts in the business of the IMI Group, (ii) devote his full business time and substantially all of his attention and energy to the business of the IMI Group and to the performance of his services and the discharge of his duties and responsibilities pursuant to this Agreement, (iii) faithfully and diligently perform his duties and responsibilities pursuant to this Agreement, and (iv) conduct himself in a competent and professional manner which reflects positively upon the IMI Group. Subject to the provisions of Sections 4.2.B and 4.2.C, the foregoing shall not be construed to prevent the Executive from making investments in other businesses or enterprises, provided that the Executive agrees not to become engaged in any other activity that may interfere with his ability to discharge his duties and responsibilities pursuant to this Agreement. In addition to the restrictions set forth in Section 4.2, the Executive further agrees that he may not work either on a part time or independent contractor basis or in any other capacity or serve as a director for any other business or enterprise during the Employment Term without the prior written approval of the IMIC CEO.

                    1.2.B. The Executive shall be based in the Company's United States office, provided that Executive acknowledges and agrees that business travel, including but not limited to travel to Stockholm, Sweden and other offices of the IMI Group, is an integral part of the performance of and fulfillment of his duties and responsibilities under this Agreement.

               1.3. Employment Term. The term of employment under this Agreement ("Employment Term") shall commence on July 30, 2001, and shall continue until July 31, 2004, unless terminated on or before that date in accordance with Section 3. On July 31, 2004, and each successive July 31, the Employment Term shall be extended for another year, unless terminated in accordance with Section 3.

                1.4. Company Policies. The Executive shall comply with all material employment policies and practices of the Company and/or the IMI Group announced from time to time, including, without limitation, all policies and practices related to the receipt of confidential information (which shall not be deemed to diminish the Executive's obligations pursuant to Section 4), the purchase and sale of IMIC Common Stock ("Stock"), and other policies related to general business ethics.

               1.5. Executive Representation. The Executive hereby represents to IMIC and the Company that the execution and delivery of this Agreement by him and the performance of his duties and carrying out of his responsibilities pursuant to this Agreement are not in violation of, and do not conflict with or constitute a default under, any agreement by which he is bound (including any agreement pertaining to his prior employment with another entity) or any order, decree, or judgment to which he is subject, that this Agreement constitutes the valid and binding obligation of the Executive, and that he is not a party to or bound by any agreement, under-standing, or arrangement which would prevent him from carrying out the terms of this Agreement.

          2.     Compensation, Benefits, and Expenses.

               2.1.     Cash Compensation.

                    2.1.A.     Base Salary.  The Company shall pay the
Executive a base salary at the rate of $265,000 per year ("Salary") in accordance with the Company's normal payroll practices, which Salary may be increased from time to time during the Employment Term at the sole discretion of the Company.

                    2.1.B.     Performance Based Compensation.  The
Executive shall be eligible to receive an annual payment pursuant to a Variable Compensation Plan which shall range from $0 to $250,000 (at target) based upon agreed performance goals against which the Executive shall have a recoverable draw each IMIC fiscal year of $70,000 in bi-weekly
installments.   Both the target amount and the recoverable draw shall be
prorated for partial IMIC fiscal years during the Employment Term. The Executive's Variable Compensation Plan will be set forth in a separate writing mutually agreed to by the IMIC CEO and the Executive on or before September 30, 2001.

                    2.1.C.     Bonuses.  The Executive will receive as
additional compensation a signing bonus in the amount of $250,000 payable on or before August 15, 2001, plus an additional bonus in the amount of $250,000 when the IMI Group, at the direction of the Executive, has successfully assembled a functioning team consisting of 3 new salespersons, 1 new pre-salesperson, and 1 new solutions/alliance person.

               2.2 Withholding. The Company, to the extent permitted by law, shall have the right to deduct from any payment or benefit of any kind otherwise due to the Executive under this Agreement, any Federal, state, or local taxes or other amounts of any kind required to be withheld.

               2.3. Vacation. The Executive shall be entitled to four weeks of vacation per IMIC fiscal year (prorated for partial fiscal years during the Employment Term), the timing of which shall be reviewed by the IMIC CEO and take place according to business conditions affecting the IMI Group. Vacation days should be taken within each fiscal year, circumstances permitting, provided that the IMIC CEO will consider, in his sole discretion, whether or not to pay the Executive for any accrued but unused vacation.

               2.4. Stock Options. IMIC has granted Executive options to purchase (a) 550,000 shares of IMIC Stock at an exercise price of $1.01 per share, of which (i) 100,000 options will vest on the first day of the Employment Term, but any IMIC Stock issued on exercise may not be sold until February 1, 2002, (ii) 75,000 options will vest February 1, 2002, and
(iii) 375,000 options will vest at the rate of 12,500 on the first day of each month commencing March 1, 2002, and ending August 1, 2004, (b) 150,000 shares of IMIC Stock at an exercise price of $1.01 per share on condition that certain software licensing revenues and net operating profit goals agreed to in writing by the IMIC CEO and the Executive will be achieved by July 31, 2002, and additional goals by July 31, 2003, such that if the 2002 goals are met, 50,000 options will vest on August 1, 2002, and 2,174 options will vest on the first day of each of the next 23 months commencing September 1, 2002 (except that at the last month only 2,172 options will vest), and if the 2003 goals are met, 25,000 options will vest on August 1, 2003, and 2,273 options will vest on the first day of each of the next 11 months commencing September 1, 2003 (except that at the last month only 2,270 options will vest). All options will be documented as required by the applicable IMIC Stock Option Plan.

               2.5. Fringe Benefits. The Executive shall be entitled to such fringe benefits, including but not limited to sick leave, medical and dental benefits, and life insurance as are generally provided by the IMI Group to its other United States based executive employees, subject to the terms of the applicable plans and programs as such plans or programs may be in effect from time to time, it being expressly understood that the IMI Group, in its sole and absolute discretion, may determine to amend, revise, replace, or terminate any such plans or programs at any time and/or in accordance with applicable law, provided that no such amendment, revision, replacement, or termination may affect the Executive's accrued rights.

               2.6. Business Expenses. The Company shall reimburse the Executive for all ordinary and necessary out-of-pocket business expenses incurred by the Executive in connection with the discharge of the Executive's duties and responsibilities pursuant to this Agreement during the Employment Term (except for the items referred to in the last sentence of this Section 2.6) in accordance with the IMI Group's expense approval procedures in effect from time to time and upon presentation to the Company of an itemized account and written proof of such expenses. If the IMI Group shall provide the Executive with any corporate credit cards or other similar instruments, the Executive shall use such cards or instruments solely for purposes of performing his duties and responsibilities pursuant to this Agreement and not for personal use and shall return to the Company all such cards and instruments immediately upon the request of the Company. In addition, the Company shall pay the Executive $800 per month to cover all local automobile expenses incurred by him in the discharge of his duties and responsibilities pursuant to this Agreement plus any other automobile related reimbursements in accordance with Company policy as in effect from time to time, as well as approximately $6,000 per year for country club costs on condition that the Executive periodically uses such country club for professional meetings and gatherings.

               2.7. Loan. The Company will make a non-interest bearing loan to the Executive in the amount required by him to purchase 100,000 shares of IMIC Stock payable on July 31, 2004, or sooner in the event of the termination of the Executive's employment as provided in one or more promissory note and security agreements.

          3.      Termination.

               3.1. Disability. If the IMIC CEO or Board determines that the Executive has become unable to substantially perform his duties and responsibilities pursuant to this Agreement by reason of physical, psychological, or emotional reasons, and if such inability continues for more than 60 consecutive days or a total of 90 days in any 180 day period, during which time the Company shall continue to compensate the Executive under this Agreement (with such compensation to be reduced by the amount of any disability payment or similar payment received by the Executive for this time period under any plan paid for by the IMI Group or through workers' compensation), the Employment Term may be terminated by the Company upon notice to the Executive, in which event the Company shall have no further liability or obligation to the Executive except for payment of earned but unpaid Salary and bonus, amounts due under his Variable Compensation Plan, if any, and incurred but unreimbursed business expenses at the date of the Executive's termination, and any additional disability, severance, or other benefits otherwise payable to the Executive under any applicable policy or plan which covers the Executive at the time of the Executive's termination and is in effect at that time. If requested by the Company, the Executive agrees to submit to a physical examination by a licensed physician selected and paid for by the Company.

               3.2. Death. The Employment Term shall terminate on the death of the Executive and the Company shall pay to the Executive's distributees, personal representatives, executors, or administrators, as appropriate, an amount equal to any unpaid balance of the Executive's Salary payable for the month in which the Executive dies, unpaid bonus, amounts due under his Variable Compensation Plan, and incurred but unreimbursed business expenses at the date of death. The Company shall have no further liability or obligation under this Agreement to the Executive's distributees, personal representatives, executors, or administrators except as may be defined by any of the IMI Group's existing employee benefit plans which covered the Executive at the time of the Executive's death.

               3.3. Termination for Cause. The Company shall have the right to terminate the Employment Term at any time for "cause" upon notice to the Executive. For purposes of this Agreement, "cause" shall mean dis-honesty, disloyalty, charged by a law enforcement authority with the commission of a felony or other crime involving moral turpitude, misappro-priation of funds, habitual insobriety or substance abuse, willful misconduct or gross negligence in the performance of Executive's duties and responsibilities under this Agreement, material breach by the Executive of the terms of this Agreement, the Executive's repeated failure to follow the reasonable directives of the IMIC CEO or Board as to the time, place, and manner of performance of the Executive's duties and responsibilities under this Agreement, or any other action on the part of the Executive that is reasonably determined by the Board to be materially damaging or detrimental to the IMI Group. In the event the Executive is terminated for "cause," all of the Company's obligations pursuant to Section 2 will cease upon the effective date of the notice of termination except for the payment of earned but unpaid Salary and bonus and incurred but unreimbursed business expenses at the effective date of termination.

               3.4. Termination of Executive. The Company may terminate this Agreement for any or no reason upon notice to the Executive, and if the Company terminates this Agreement, including a termination on July 31, 2004, or on the last day of any one year renewal term but excluding a termination pursuant to Section 3.1, 3.2, or 3.3, the Company shall continue to pay the Executive his Salary pursuant to Section 2.1.A for a one-year period following the effective date of termination, plus any earned but unpaid Salary and bonus, amounts due under his Variable Compensation Plan, if any, and incurred but unreimbursed business expenses at the effective date of termination.

               3.5. Termination by Executive. Nothing in this Agreement shall be construed to prevent the termination of the Employment Term by the Executive upon 30 days' written notice. In the event that the Executive terminates the Agreement, including a termination on July 31, 2004, or on the last day of any one year renewal term, all of the Company's obligations pursuant to Section 2, including any Salary, bonus, or benefits to which the Executive may become entitled after the effective date of termination, will cease upon the effective date of termination date, except that (a) the Company shall pay (i) his earned but unpaid Salary and bonus,
(ii) amounts due under his Variable Compensation Plan, if any, and (iii) his incurred but unreimbursed business expenses at the effective date of termination, and (b) if the effective date of termination occurs after July 31, 2002, the Company shall continue to pay the Executive his Salary pursuant to Section 2.1.A for a six-month period following the effective date of termination. Upon written notice of termination by the Executive, the Company reserves the right to waive the notice period and accept the termination effective at a date it selects prior to the expiration of the 30 day period.

          4. Trade Secrets, Non-Competition, Non-Solicitation, Non-Interference, Non-Disparagement, Return of Materials, and Discoveries and Works.

               4.1. Executive Acknowledgment. The Executive acknowledges that: (a) his employment by the IMI Group will bring him into close contact with many confidential affairs of the IMI Group, (b) the business of the IMI Group is conducted throughout the world and competes with similar businesses of other organizations, (c) the IMI Group carries on substantial promotional, marketing, and/or sales activities throughout the world, and (d) the covenants contained in Sections 4.2, 4.3, 4.4, and
4.5 of this Agreement are specific inducements by the Executive to IMIC and the Company in connection with their execution of this Agreement, the payment of compensation by the Company to the Executive, and the Company's providing the Executive with various benefits.

               4.2.     Trade Secrets, Non-Competition, and Non-
                        Solicitation.

                    4.2.A.     Trade Secrets.  During the Employment Term
and at all times thereafter, the Executive shall not disclose, communicate, or divulge to any person (other than to officers, directors, or employees of the IMI Group whose duties require such knowledge) or use for the Executive's personal benefit or for the benefit of anyone other than the IMI Group any trade secrets, specifications, software programs, software documentation, sales and marketing plans, research and development activities or plans, software or applications codes, or other confidential information employed in or proposed to be employed in the business of the IMI Group which comes to or came to the Executive's knowledge in the course of or by reason of his employment by the IMI Group or his performance under this Agreement.

                    4.2.B.     Non-Competition.  The Executive (i) during
the Employment Term, (ii) during any period of time the Executive is performing services for any member of the IMI Group, (iii) if the Executive terminates his employment pursuant to Section 3.5, until July 31, 2002, and for the period that he is receiving payment pursuant to Section 3.5, and
(iv) if his employment is terminated for cause pursuant to Section 3.3, for the period from the effective date of termination until July 31, 2002, shall not directly or indirectly anywhere in the world enter into or in any manner take part as an employee, agent, independent contractor, consultant, owner, sole proprietor, partner, joint venturer, member, manager, officer, director, or shareholder or take part in any other capacity in, for, or with any person, firm, corporation, association, or business enterprise, or in any manner render any assistance to any business or endeavor whose business activities are the same, similar to, or competitive with any part of the business which is conducted by the IMI Group during the course of the Executive's employment by the Company, provided that (i) employment by an entity which does compete in part with the business conducted by the IMI Group but restricted to a division of such entity which division does not compete with the business conducted by the IMI Group shall not be deemed to violate the provisions this Section 4.2.B and (ii) the provisions of this
Section 4.2.B shall not preclude the Executive from ownership, as an investor, of less than 5% of the stock of a publicly owned company which engages in such business activities.

                    4.2.C.     Non-Solicitation.  The Executive (i) during
the Employment Term, (ii) during any period of time the Executive is performing services for the IMI Group, and (iii) for a period of one year thereafter, shall not directly or indirectly anywhere in the world enter into or in any manner take part as an employee, agent, independent con-tractor, consultant, owner, sole proprietor, partner, joint venturer, mem-ber, manager, officer, director, or shareholder or take part in any other capacity in, for, or with any person, firm, corporation, association, or business enterprise, or in any manner render any assistance to any business or endeavor which solicits, sells, diverts, takes away, transfers, or otherwise interferes with any business relationship of the IMI Group with any of its licensees or with any potential licensees with whom it had any negotiations in the one year period preceding the effective date of termination of the Executive's employment with the IMI Group, provided that
(i) nothing in this Section 4.2.C shall prevent the Executive from engaging in any activities permitted pursuant to Section 4.2.B and (ii) the provisions of this Section 4.2.C shall not preclude the Executive from ownership, as an investor, of less than 5% of the stock of a publicly owned company which engages in such business activities.

               4.3. Non-Interference/Non-Employment. During the Employment Term, during any period of time the Executive is performing services for the IMI Group, and for a period of one year thereafter, neither the Executive nor any person, firm, corporation, association, or business enterprise with which the Executive is affiliated as an employee, agent, independent contractor, consultant, owner, sole proprietor, partner, joint venturer, member, manager, officer, director, or shareholder or in any other capacity shall (a) directly or indirectly induce or attempt to induce any employee of the IMI Group to terminate or alter his or her employment relationship with the IMI Group, (b) directly or indirectly hire any person who is or had been employed by the IMI Group in the one year period preceding the effective date of termination of the Executive's employment with the IMI Group unless such person has been continuously employed by an unrelated employer at least 90 days subsequent to his or her employment by any member of the IMI Group, or (c) directly or indirectly interfere or intervene in any way with the relationship between any member the IMI Group and any of its licensees, customers, subcontractors, licensors, suppliers, vendors, or partners.

               4.4. Non-Disparagement. During the Employment Term and at all times thereafter (a) the Executive shall not directly or indirectly disparage the name, reputation, products, or services of any member, director, officer, or employee of the IMI Group and (b) no member of the IMI Group shall, directly or indirectly disparage the Executive's name or reputation. IMIC shall instruct its directors, officers, and employees to not directly or indirectly disparaging the Executive's name or reputation.

               4.5. Return of Materials. The Executive agrees that all memoranda, notes, records, papers, or other documents, all software developed by or for the IMI Group and its documentation, and all copies thereof relating to the IMI Group's operations or business, and all materials associated therewith in any way obtained by the Executive during the course of his employment by the IMI Group shall be the IMI Group's sole and exclusive property. The Executive shall not, except for the IMI Group's use, copy or duplicate any of the aforementioned documents or objects, nor use any information concerning them except for the IMI Group's benefit, either during his employment by the IMI Group or thereafter. The Executive agrees that he will deliver all of the aforementioned materials that may be in his possession to the IMI Group on termination of his employment, or at any other time upon the request of any member of the IMI Group, together with his written certification of compliance with the provisions of this Section 4.5.

               4.6.     Additional Provisions.

                    4.6.A.     Reformation.  In the event that the
provisions of Section 4.2, 4.3, 4.4, or 4.5 should be deemed unenforceable, invalid, or overbroad in whole or in part for any reason, any court of competent jurisdiction, or the Arbitrator appointed in accordance with the provisions of Section 5.1, whichever forum is designated by the injured party, is hereby authorized, requested, and instructed to reform such sections consistent with the intent of Section 4.2, 4.3, 4.4, or 4.5 to provide for the maximum restraints upon (i) the Executive's activities (including, but not limited to, time, geographic area, customer solicitation, relationship interference, employee solicitation, and dis-paragement) and (ii) with respect to Section 4.4, the activities of the IMI Group, which may then be legal and valid.

                    4.6.B.     Enforcement.  Each of (i) IMIC and the
Company and (ii) the Executive agrees that violation by the Executive of the provisions of Section 4.2, 4.3, 4.4, or 4.5 or by any member of the IMI Group of the provisions of Section 4.4 will cause irreparable injury to the other for which any remedy at law would be inadequate, and that the injured party shall be entitled in any court of law or equity or in any arbitration proceeding in accordance with Section 5.1, whichever forum is designated by the injured party, to temporary, preliminary, permanent, and other injunctive relief against any breach of the provisions contained in such sections, and such punitive and compensatory damages as shall be awarded. Further, in the event of a violation of the provisions of Section 4.2 or 4.3, the period of non-competition, non-solicitation, or employee non-interference referred to therein shall be extended for a period of time equal to that period beginning on the date when such violation commenced and ending when the activities constituting that violation shall be finally terminated.

               4.7. Discoveries and Works. All Discoveries and Works made or conceived by the Executive during the Employment Term, jointly or with others, that relate to present or anticipated activities of the IMI Group or are used by the IMI Group shall be owned by the IMI Group. The term "Discoveries and Works" includes, by way of example but without limitation, inventions, discoveries, software applications, trade secrets and other confidential information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright applications, and software programs (including all source and object codes). The Executive hereby assigns and transfers, and agrees to assign and transfer, to IMIC or its designees all right, title, and interest he now has or hereafter obtains during the Employment Term in all Discoveries and Works made or conceived by the Executive during the Employment Term, whether solely or jointly with others, which (a) relate to the present or anticipated business of the IMI Group or which are used by the IMI Group, (b) any member of the IMI Group has requested the Executive to develop, create, or perform, or (c) relate to any trade secrets, or other proprietary confidential information of the Company which were disclosed to the Executive. The Executive shall (1) promptly notify, make full disclosure to, and execute and deliver any documents requested by any member of the IMI Group to evidence or better assure title to Discoveries and Works in IMIC or its designee the Company, (2) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the IMI Group, (3) assist IMIC in obtaining or maintaining for itself or its designee at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (4) promptly execute, whether during his employment with the IMI Group or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the IMI Group and to protect the title of the IMI Group thereto, including but not limited to assignments of such patents and other rights. Any Discoveries and Works which (x) within 6 months after the termination of the Executive's employment with the IMI Group are made, disclosed, reduced to a tangible or written form or description, or reduced to practice by the Executive and (y) pertain to the business carried on or products or services being sold or developed by the IMI Group at the time of such termination, shall, as between the Executive and the IMI Group, be presumed to have been made during the Employment Term. The Executive acknowledges that all Discoveries and Works created pursuant to the Executive's employment by the IMI Group shall be deemed "works made for hire" under the Copyright Act of 1976, as amended.

          5.     Arbitration and Jurisdiction.

               5.1. Arbitration. Except as otherwise alternatively provided in Section 4.6, any controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, shall be settled by arbitration by one Arbitrator in New York, New York, in accord-ance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof, provided that in the event any party commences a litigation pursuant to the provisions of Section 4.6, all claims between the IMI Group and the Executive shall be litigated and not arbitrated.

               5.2.     Jurisdiction. Each of (a)  IMIC and the Company and
(b) the Executive hereby consents to the jurisdiction of the Supreme Court of the State of New York for the County of New York and the United States District Court for the Southern District of New York for all purposes in connection with (i) the arbitration referred to in Section 5.1 and (ii) this Agreement, and further consents that any process or notice of motion in connection therewith may be served by certified or registered mail, return receipt requested, or by personal service in accordance with the provisions of Section 6, within or without the State of New York, provided a reasonable time for appearance is allowed.

          6. Notices. All notices provided for in this Agreement shall be in writing and shall be given to the addresses set forth below by registered or certified mail, return receipt requested, and by regular mail, both with postage prepaid, or personally delivered, or sent by facsimile transmission (provided the transmitting device provides a record of transmission) or by prepaid express mail or other overnight delivery service of any nationally recognized private carrier guaranteeing overnight delivery. Any such notice shall be deemed given (a) when delivered personally, (b) when sent by facsimile transmission if received at the receiving location during business hours on the day sent or on the next business day if received at the receiving location after business hours,
(c) on the date of delivery if sent by carrier other than the United States mail if delivered before or during business hours at the receiving location or on the next business if delivered at the receiving location after business hours, or (d) if mailed, five business days after the date of deposit in the United States mail.

          The addresses referred to above are:

          Executive:     [ADDRESS]
                         [ADDRESS]

     With a copy to:     Sills, Cummis et al
                         1 Riverfront Plaza
                         Newark, NJ 07102
                         Attn:  Morton S. Bunis Esq.

   IMIC and Company:     Industri-Matematik AB
                         Stadsgarden 10
                         SE-104 65 Stockholm, Sweden
                         Facsimile: 011-46-8-676-5200
                         Attn:  Stig Durlow, President and CEO

                         and

                         305 Fellowship Road, Suite 200
                         Mt. Laurel, NJ  08054
                         Facsimile: 856-793-4401
                         Attn: Stig G. Durlow, President and CEO

     With a copy to:     Tannenbaum Dubin & Robinson, LLP
                         1140 Avenue of the Americas
                         New York, NY 10036
                         Facsimile: 212-302-2906
                         Attn:  Marvin S. Robinson, Esq.

          Either IMIC, the Company, or the Executive at any time may give notice of another address for it, him, or for copies in accordance with the provisions of this Section 6.

          7.     Miscellaneous.

               7.1. Construction, etc. This Agreement (a) shall be governed by and construed in accordance with the laws of the State of New York as if it were an agreement made and to be performed entirely within such State, (b) may not be modified or amended except by a writing signed by each of IMIC and the Company or its successors and the Executive, (c) shall be binding upon each of IMIC and the Company and its successors and the Executive and his distributees, personal representatives, executors, and administrators, and (d) contains the entire agreement and understanding between IMIC and the Company and the Executive with respect to the subject matter of this Agreement except for the documentation referred to in Sections 2.1.B, 2.4, and 2.7, and supersedes all prior agreements, arrangements, and understandings, written or oral, between IMIC and the Company and the Executive with respect to the subject matter of this Agreement.

               7.2. Assignment. This Agreement may not be assigned by the Executive. This Agreement may be assigned by IMIC and the Company to any other member of the IMI Group. Except as provided in Section 7.3, this Agreement may not otherwise be assigned by IMIC and the Company without the Executive's written consent which shall not be unreasonably withheld or delayed.

               7.3. Merger, Consolidation, or Acquisition. If IMIC or the Company shall be merged into or consolidated with another entity, or another entity acquires substantially all of the assets of IMIC or the Company, the provisions of this Employment Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation or acquiring such assets. IMIC or the Company will require any successor (whether direct or indirect, by merger, consolidation, purchase, or otherwise) to all or substantially all of the business or assets of IMIC or the Company, by an agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent that IMIC or the Company would be required to perform it if no such succession had taken place. The provisions of the prior sentences also shall apply in the event of any subsequent mergers, consolidations, or transfer of assets.

               7.4. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not in any manner affect the construction or meaning of anything contained in this Agreement or govern the rights or liabilities of the parties to this Agreement. All pronouns used shall be adjusted to the appropriate number and gender as required by the context and circumstances.

               7.5. Third Party Beneficiary. To the extent that this Agreement requires the Executive to comply with obligations for the benefit of any member of the IMI Group, each such entity shall be a third party beneficiary of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement.

                         INDUSTRI-MATEMATIK INTERNATIONAL CORP.


                         By: /s/ Stig G. Durlow
                             -------------------------------
                              Stig G. Durlow
                              President & Chief Executive Officer

                         INDUSTRI-MATEMATIK AMERICAN
                           OPERATIONS, INC.

                         By: /s/ Stig G. Durlow
                             -------------------------------
                              Stig G. Durlow
                              President & Chief Executive Officer

                          /s/ Stephen J. D'Angelo
                         ----------------------------------
                              Stephen J. D'Angelo